Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in these Registration Statements on Form S-8 (Nos. 333-40267, 333-43537, 333-43539, 333-43541, 333-43543, 333-43635, 333-67487, 333-92735, 333-31022, 333-100553, 333-141038, 333-163645, 333-175010, 333-199685 and 333-214683) and on Form S-3 (Nos. 333-85279, 333-88097, 333-95841, and 333-31268) of Casella Waste Systems, Inc. and subsidiaries (the Company) of our report dated March 2, 2018, relating to the consolidated financial statements, and the financial statement schedules and the effectiveness of internal control over financial reporting of the Company, appearing in the Annual Report on Form 10-K of Casella Waste Systems, Inc. and subsidiaries for the year ended December 31, 2017.
/s/ RSM US LLP
Boston, Massachusetts
March 2, 2018